Exhibit 12.1

PANOLAM INDUSTRIES INTERNATIONAL, INC.

STATEMENT REGARDING COMPUTATION OF RATIOS

RATIO OF EARNINGS TO FIXED CHARGES

(in thousands, except ratios)

	Year Ended December 31,				Nine Months Ended September		Period October 1, 2005 to December		Year Ended December		Year Ended December		Year Ended December
	2003		2004		30, 2005		31, 2005		31, 2006		31, 2007		31, 2008
Net income (loss) before income taxes (benefit)	$11,395		$10,357		$(1,559)		$(2,584)		$14,852		$5,318		$(142,981)
Interest expense	14,085		14,688		20,693		6,918		35,577		34,891		29,438
Interest portion of rent expense (1)	507		569		412		139		1,300		1,181		1,182
Earnings (loss) available for fixed charges (2)	25,987		25,614		19,546		4,473		51,729		41,390		(112,361)
Divided by:
Fixed charges	14,592		15,257		21,105		7,057		36,877		36,072		30,620
Ratio of earnings to fixed charges	1.8	x	1.7	x	0.9	x	0.6	x	1.4	x	1.1	x	(3.7	)x

(1)          The interest portion of rent expense is assumed to be equal to 33.3% of rental expense for each of the respective periods.

(2)          The amounts of the deficiency in earnings available for fixed charges in which the ratio is less than one-to-one are $1,559 for the nine months ended September 30, 2005, $2,584 for the three months ended December 31, 2005, and $142,981 for the year-ended December 31, 2008.